Exhibit 99.3

MEDIA CONTACT:
Heather Ripley
Ripley PR
865-977-1973
hripley@ripleypr.com

FOR IMMEDIATE RELEASE

Breathe eCig Corp. Files Audited Financials
Unique electronic cigarette manufacturer remains current on OTC status

KNOXVILLE, Tenn. – March 31, 2015 – Breathe eCig Corp. (OTCQB: BVAP), the electronic cigarette industry innovator and pioneer (“Breathe”), announced it has filed audited financial statements with the Securities and Exchange Commission for the years ended December 31, 2014 and 2013.  This filing also included the unaudited pro forma financial information for Breathe after giving effect to its January 16, 2015 announcement of the share exchange agreement with DNA Precious Metals, Inc. and adjustments for the completion of the dividend and spin-off of DNA Canada, Inc.  Breathe is current with its OTC Market status.

“We are pleased to have completed this critical milestone as part of the share exchange that has allowed us to increase our exposure in the public marketplace,” says Josh Kimmel, CEO and founder of Breathe. “  We are already seizing unique opportunities that are presenting themselves in markets all over the country and around the globe.  We look forward to continuing to announce more developments to our shareholders and strategic partners in the near future.”

To find out more about Breathe eCig Corp., visit www.breathecig.com.

About Breathe
Breathe was founded in 2012 as a research and development company in Knoxville, Tennessee with the mission to develop a better e-cigarette than was available on the market. Now holding multiple patents (pending) for its groundbreaking product, BVAP, Breathe is not your typical e-cig manufacturer. With a commitment to remaining socially responsible through innovative product development, consumer outreach and education, Breathe challenges the e-cig industry establishment. To find out more, visit www.breathecig.com.

Caution Concerning Forward Looking Statements
This press release contains statements that are "Forward-Looking" in nature (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). All statements regarding the Company's financial position, potential, business strategy, plans and objectives for future operations are Forward-Looking statements. Many of these statements contain words such as “goal,” “aims,” “may,” “expect,” “believe,” "intend,” "anticipate," "estimate," "continue," "would," "exceed," "should," "steady," “plan,” “potential,” "dramatic," and variations of such words and similar expressions identify Forward-Looking statements, but their absence does not mean that a statement is not a Forward-Looking statement. Because Forward-Looking statements involve future risks and uncertainties, there are many factors that could cause actual results to differ materially from those expressed or implied. The Company cannot predict the actual effect these factors will have on its results and many of the factors and their effects are beyond the Company's control. Any forward-looking statement made by the Company speaks only as of the date on which it is made. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise. Given these uncertainties, you should not rely too heavily on these forward-looking statements.

Information for the Educated Investor
For further information regarding these and other risks related to Breathe eCigs’ business, investors should consult Breathe eCigs' filings with the Securities and Exchange Commission, available at www.sec.gov, and contact Company counsel at crc@breathecig.com.

Contact:

Mr. Joshua Kimmel
Chief Executive Officer

Tel:      (800) 905-4014
Local:  (865) 281-1330

email:  joshbreathe@outlook.com